Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-62020 and 333-106569) of Aware, Inc. of our report dated March 15, 2022, relating to the consolidated financial statements of Aware, Inc. and its subsidiary, appearing in this Annual Report on Form 10-K of Aware, Inc. for the year ending December 31, 2022 and December 31, 2021.

/s/ RSM US LLP
Boston, Massachusetts
March 15, 2023